EXHIBIT 10.17

September 1, 2016

Ralf Kuriyel

111 Willard Road

Brookline, MA 02445

Dear Ralf:

Repligen Corporation (“Repligen” or the “Company”) is pleased to offer you the full-time position of Senior Vice President, Research & Development reporting to Tony Hunt, CEO. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals. You are scheduled to begin your “at-will” employment with the Company on a date to be mutually agreed upon.

You will be paid an initial biweekly salary of $10,769.24 the equivalent of $280,000 (your “Base Salary”), on an annual basis which will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

In addition to your Base Salary, you will be eligible to earn a bonus up to 40% of your Base Salary. This bonus will be paid after the conclusion of our fiscal year ending December 31, 2016. Bonuses are typically paid in the March time frame. The bonus, if any, shall be paid on an annual basis and is subject to your continued employment with the Company on the date that the bonus is paid. The achievement and amount of the bonus is determined in the Company’s sole discretion and is based on, among other things, Company and individual performance. In your first year of employment, bonus and any merit increase is paid in a prorated amount determined by your start date.

Subject to the approval of the Company’s Board of Directors the company shall grant you an incentive stock option to purchase 10,000 shares of the Company’s Common Stock (the “Option Grant”) and a restricted stock unit award for 5,000 shares of the Company’s Common Stock (the “RSU Grant” and collectively with the Option Grant, the “Equity Awards”)) under the Company’s Amended and Restated 2012 Stock Option Incentive Plan (the “Plan”). The forgoing options shall be issued at an exercise price equal to the fair market value of the Common Stock as determined by the Company’s board of directors on the date of the grant (the “Grant Data”). The Equity Awards shall vest and become exercisable in equal annual installments on the first, second, third, fourth and fifth anniversaries of the Grant Date, respectively, and the Equity Awards shall be further subject to the terms and conditions set forth in the Plan and the Company’s associated Incentive Stock Options Agreement and Restricted Stock Unit Award Agreements.

You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure. These benefits presently include: 20 days of paid vacation, holidays, educational reimbursement, life insurance, accidental death and dismemberment, long-term disability, 401(k) and contributory health/dental insurance. For a detailed understanding of the benefits and the eligibility requirements, please consult the enclosed summary plan descriptions for the programs which will be made available to you.

In addition, this offer is subject to satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. Please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment. By signing this offer letter you represent that you have carefully read and considered all the terms and conditions of your employment, including the commitments made by you and restrictions imposed on you pursuant to the Company’s Business Protection Agreement, the terms of which are an integral and material part of this offer. You agree without reservation that these commitments and restrictions are necessary for the reasonable and proper protection of the Company and its affiliates. Further, you represent that you are not subject to any confidentiality, non-competition or other agreements that restricts your ability to devote full time and attention to your work at the Company. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party in connection with your employment at Repligen.

They are a summary of our initial employment relationship and are subject to later modification by the Company, except for the Company’s at-will policy, which cannot be modified. The Company has found that an at-will relationship is in the best interests of both the Company and its employees. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice.

We are excited about the prospect of you joining Repligen and trust that you will be a very valuable contributor to our team going forward.

Please sign and return one of the enclosed letters by September 7, 2016 if you accept this position.

Sincerely,

Kelly Capra

Vice President, Human Resources

Accepted:	/s/ Ralf Kuriyel	Date: September 3, 2016

Expected Start Date: October 17, 2016